Exhibit 99.2

March 15, 2004

The Bank of New York
101 Barclay Street, 12 East
New York, New York 10286
Attention: Corporate Trust Trustee Administrators

Chase Manhattan Bank, USA, National Association
500 Stanton Christiana Rd., 3rd Floor/DPS4
Newark, Delaware 19713
Attention: Institutional Trust Services

Re:	Superior Wholesale Inventory Financing Trust VIII (“Issuer”) Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 3.9 of the Trust Indenture dated as of October 7, 2003 between the Issuer, The Bank of New York, as Indenture Trustee, and General Motors Acceptance Corporation, as Servicer (the “Indenture”) and Section 4.1 of the Trust Sale and Servicing Agreement dated as of October 7, 2003 between the Issuer, General Motors Acceptance Corporation, as Servicer, and Wholesale Auto Receivables Corporation, as Seller (the “Trust Sale and Servicing Agreement”).

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of October 7, 2003 through December 31, 2003, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To his knowledge, based on such review, the Servicer has fulfilled in all material respects all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

/s/ Jerome B. Van Orman, Jr.
J. B. Van Orman, Jr. Vice President — Finance and Chief Financial Officer of GMAC North American Operations